SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              Schedule 13G**

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 1)*

                        Human Genome Sciences, Inc.
                             (Name of Issuer)

                 Common Stock, Par Value $0.01 Per Share
                      (Title of Class of Securities)

                                 444903108
                              (Cusip Number)

                            December 31, 1998
          (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / /  Rule 13d-1(b)
     /X/  Rule 13d-1(c)
     / /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**The total number of shares reported herein is 3,495,865 shares, which constitutes approximately 15.6% of the total number of shares outstanding. All ownership percentages set forth herein assume that there are 22,438,276 shares outstanding.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Sid R. Bass Management Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 896,188 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 896,188 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     896,188

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): 4.0%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through one of its trustees, Sid R. Bass.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Lee M. Bass

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: USA

               5.   Sole Voting Power: 1,174,733 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 1,174,733 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     1,174,733 (1)

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /
11.  Percent of Class Represented by Amount in Row (9): 5.2%

12.  Type of Reporting Person: IN

----------
(1) Solely in his capacities as sole trustee of the Ramona Frates Bass 1993 A Trust with respect to 178,668 shares of the Stock, as the sole trustee of the Perry R. Bass, II 1993 A Trust with respect to 178,669 shares of the Stock, and as the sole trustee of the Sophie Seeligson Bass 1993 A Trust with respect to 178,669 shares of the Stock.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Wesley Guylay Capital Management, L.P.

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 218,383 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 218,383 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     218,383

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): 1.0%

12.  Type of Reporting Person: PN

----------
(1)  Power is exercised through its sole general partner, Wesley Richard Guylay.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Wesley Guylay Capital Management III, L.P.

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 56,616 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 56,616 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     56,616

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): 0.3%

12.  Type of Reporting Person: PN

----------
(1)  Power is exercised through its sole general partner, Wesley Richard Guylay.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Ramona Frates Bass 1993 A Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 178,668 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 178,668 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     178,668

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): 0.8%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, Lee M. Bass.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Perry R. Bass, II 1993 A Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 178,669 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 178,669 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     178,669

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): 0.8%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, Lee M. Bass.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Sophie Seeligson Bass 1993 A Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 178,669 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 178,669 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     178,669

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): 0.8%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, Lee M. Bass.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Cotham Family Partners, L.P.

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 5,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 5,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     5,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: PN

----------
(1) Power is exercised through its sole general partner, the Matthew Kingston Cotham 1996 Trust.

CUSIP No. 444903108

1.   Name of Reporting Person:

     William P. Hallman, Jr.

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /
3.   SEC Use Only


4.   Citizenship or Place of Organization: USA

               5.   Sole Voting Power: 523,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 523,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     523,000 (1)

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                  /   /

11.  Percent of Class Represented by Amount in Row (9): 2.3%

12.  Type of Reporting Person: IN

----------
(1) Solely in his capacities as the sole trustee of the Matthew Kingston Cotham 1996 Trust with respect to 5,000 shares of the Stock, as the sole trustee of the P. Andrew Sterling 1990 Trust with respect to 750 shares of the Stock, as the sole trustee of the Lisa D. Sterling 1990 Trust with respect to 750 shares of the Stock, as the sole trustee of the Philip D. Sterling 1990 Trust A with respect to 750 shares of the Stock, as the sole trustee of the Alexandra D. Sterling 1990 Trust A with respect to 750 shares of the Stock, as the sole trustee of the Annie R. Bass Grandson's Trust for Sid R. Bass with respect to 250,000 shares of the Stock, and as the sole trustee of the Annie R. Bass Grandson's Trust for Lee M. Bass
          with respect to 250,000 shares of the Stock.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Peter Sterling

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: USA

               5.   Sole Voting Power: 22,000
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 22,000
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     22,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%


12.  Type of Reporting Person: IN

CUSIP No. 444903108

1.   Name of Reporting Person:

     P. Andrew Sterling 1990 Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 750 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 750 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     750

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, William P. Hallman, Jr.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Lisa D. Sterling 1990 Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 750 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 750 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     750

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, William P. Hallman, Jr.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Philip D. Sterling 1990 Trust A

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 750 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 750 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     750

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, William P. Hallman, Jr.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Alexandra D. Sterling 1990 Trust A

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 750 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 750 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     750

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, William P. Hallman, Jr.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Mary Susanna Hallman 1992 Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 2,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 2,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     2,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, W. Robert Cotham.

CUSIP No. 444903108

1.   Name of Reporting Person:

     William P. Hallman, III 1992 Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 2,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 2,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     2,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, W. Robert Cotham.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Lee Caroline Hallman 1992 Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 2,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 2,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     2,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, W. Robert Cotham.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Annie R. Bass Grandson's Trust for Sid R. Bass

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) /   /

                                                        (b) / X /
3.   SEC Use Only

                                                            /   /
4.   Citizenship or Place of Organization: Texas


               5.   Sole Voting Power: 250,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power:  -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 250,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     250,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            /   /

11.  Percent of Class Represented by Amount in Row (9): 1.1%

12.  Type of Reporting Person: 00 - Trust

----------------------------
(1)  Power is exercised through its trustee, William P. Hallman, Jr.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Annie R. Bass Grandson's Trust for Lee M. Bass

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) /   /

                                                        (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas


               5.   Sole Voting Power: 250,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power:  -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 250,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     250,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            /   /

11.  Percent of Class Represented by Amount in Row (9): 1.1%

12.  Type of Reporting Person: 00 - Trust

----------------------------
(1)  Power is exercised through its trustee, William P. Hallman, Jr.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Hyatt Anne Bass Successor Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) /   /

                                                        (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 299,473 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power:  -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 299,473 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     299,473 (1)

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            /   /

11.  Percent of Class Represented by Amount in Row (9):  1.3%

12.  Type of Reporting Person: 00 - Trust

----------------------------
(1)  Power is exercised through its trustee, Panther City Investment
     Company.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Samantha Sims Bass Successor Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) /   /

                                                        (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 299,472 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power:  -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 299,472 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     299,472

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            /   /

11.  Percent of Class Represented by Amount in Row (9):  1.3%

12.  Type of Reporting Person: 00 - Trust


----------------------------
(1)  Power is exercised through its trustee, Panther City Investment
     Company.

     Pursuant to Rule 13d-2(b) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby amend their Schedule 13G Statement dated September 14, 1998 (the "Schedule 13G"), relating to the Common Stock, par value $0.01 per share, of Human Genome Sciences, Inc. (the "Issuer"). Unless otherwise indicated, all defined terms used herein shall have the same meanings as those set forth in the Schedule 13G.

Item 4.   Ownership.

     Item 4 (a) - (c) is hereby amended and restated in its entirety as follows:

     (a) - (b)

     Reporting Persons

     SRBMT

     The aggregate number of shares of the Stock that SRBMT owns beneficially, pursuant to Rule 13d-3 of the Act, is 896,188, which constitutes approximately 4.0% of the outstanding shares of the Stock.

     LMB

     Because of his positions as the sole trustee of each of RFBT, PRBT, and SSBT and because of his direct ownership of 638,727 shares of the Stock, LMB may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 1,174,733 shares of the Stock, which constitutes approximately 5.2% of the outstanding shares of the Stock.

     WGCM

     The aggregate number of shares of the Stock that WGCM owns beneficially, pursuant to Rule 13d-3 of the Act, is 218,383, which constitutes approximately 1.0% of the outstanding shares of the Stock.

     WGCM III

     The aggregate number of shares of the Stock that WGCM III owns beneficially, pursuant to Rule 13d-3 of the Act, is 56,616, which constitutes approximately 0.3% of the outstanding shares of the Stock.

     RFBT

     The aggregate number of shares of the Stock that RFBT owns beneficially, pursuant to Rule 13d-3 of the Act, is 178,668, which constitutes approximately 0.8% of the outstanding shares of the Stock.

     PRBT

     The aggregate number of shares of the Stock that PRBT owns beneficially, pursuant to Rule 13d-3 of the Act, is 178,669, which constitutes approximately 0.8% of the outstanding shares of the Stock.

     SSBT

     The aggregate number of shares of the Stock that SSBT owns beneficially, pursuant to Rule 13d-3 of the Act, is 178,669, which constitutes approximately 0.8% of the outstanding shares of the Stock.

     CFP

     The aggregate number of shares of the Stock that CFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 5,000, which constitutes less than 0.1% of the outstanding shares of the Stock.

     WPH

     Because of his positions as the sole trustee of each of MKCT, PAST, LDST, PDST, ADST, ARBS, and ARBL, and because of his direct ownership of 15,000 shares of the Stock, WPH may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 523,000 shares of the Stock, which constitutes approximately 2.3% of the outstanding shares of the Stock.

     PS

     The aggregate number of shares of the Stock that PS owns beneficially, pursuant to Rule 13d-3 of the Act, is 22,000, which constitutes less than 0.1% of the outstanding shares of the Stock.

     PAST

     The aggregate number of shares of the Stock that PAST owns beneficially, pursuant to Rule 13d-3 of the Act, is 750, which constitutes less than 0.1% of the outstanding shares of the Stock.

     LDST

     The aggregate number of shares of the Stock that LDST owns beneficially, pursuant to Rule 13d-3 of the Act, is 750, which constitutes less than 0.1% of the outstanding shares of the Stock.

     PDST

     The aggregate number of shares of the Stock that PDST owns beneficially, pursuant to Rule 13d-3 of the Act, is 750, which constitutes less than 0.1% of the outstanding shares of the Stock.

     ADST

     The aggregate number of shares of the Stock that ADST owns beneficially, pursuant to Rule 13d-3 of the Act, is 750, which constitutes less than 0.1% of the outstanding shares of the Stock.

     MSHT

     The aggregate number of shares of the Stock that MSHT owns beneficially, pursuant to Rule 13d-3 of the Act, is 2,000, which constitutes less than 0.1% of the outstanding shares of the Stock.


     WPHT

     The aggregate number of shares of the Stock that WPHT owns beneficially, pursuant to Rule 13d-3 of the Act, is 2,000, which constitutes less than 0.1% of the outstanding shares of the Stock.

     LCHT

     The aggregate number of shares of the Stock that LCHT owns beneficially, pursuant to Rule 13d-3 of the Act, is 2,000, which constitutes less than 0.1% of the outstanding shares of the Stock.

     ARBS

     The aggregate number of shares of the Stock that ARBS owns beneficially, pursuant to Rule 13d-3 of the Act, is 250,000, which constitutes 1.1% of the outstanding shares of the Stock.

     ARBL

     The aggregate number of shares of the Stock that ARBL owns beneficially, pursuant to Rule 13d-3 of the Act, is 250,000, which constitutes 1.1% of the outstanding shares of the Stock.

     HBST

     The aggregate number of shares of the stock that HBST owns beneficially, pursuant to Rule 13d-3 of the Act, is 299,473 shares which constitutes approximately 1.3% of the outstanding shares of the Stock.

     SBST

     The aggregate number of shares of the Stock that HBST owns beneficially, pursuant to Rule 13d-3 of the Act, is 299,472 shares, which constitutes approximately 1.3% of the outstanding shares of the stock.


Controlling Persons

     SRB

     Because of his positions as a trustee and the sole trustor of SRBMT and by virtue of his power to revoke same, SRB may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 896,188 shares of the Stock, which constitutes approximately 4.0% of the outstanding shares of the Stock.

     WRG

     Because of his position as the sole general partner of WGCM and of WGCM III, WRG may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 274,999 shares of the Stock, which constitutes approximately 1.2% of the outstanding shares of the Stock.

     MKCT

     Because of its position as the sole general partner of CFP, MKCT may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 5,000 shares of the Stock, which constitutes less than 0.1% of the outstanding shares of the Stock.

     WRC

     Because of his positions as the sole trustee of each of MSHT, WPHT and LCHT, WRC may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 6,000 shares of the Stock, which constitutes less than 0.1% of the outstanding shares of the Stock.

     PCIC

     Because of its position as the trustee of HBST and SBST, PCIC may, pursuant to Rule 13d-3 be deemed to be the beneficial owner of 598,945 of the Stock, which constitutes approximately 2.7% of the outstanding shares of the Stock.

     PCPC

     Because of its position as the sole shareholder of PCIC, the trustee of HBST and SBST, PCPC may, pursuant to Rule 13d-3, be deemed to be the beneficial owner of 598,945 shares of the Stock, which constitutes approximately 2.7% of the outstanding shares of the Stock.

     To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 herein is the beneficial owner of any shares of the Stock.

     (c)

     Reporting Persons

     SRBMT

     Acting through one of its trustees and its sole trustor, SRBMT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 896,188 shares of the Stock.

     LMB

     Because of his positions as the sole trustee of each of RFBT, PRBT, and SSBT, and because of his direct ownership of 638,727 shares of the Stock, LMB has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 1,174,733 shares of the Stock.

     WGCM

     Acting through its sole general partner, WGCM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 218,383 shares of the Stock.

     WGCM III

     Acting through its sole general partner, WGCM III has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 56,616 shares of the Stock.

     RFBT

     Acting through its sole trustee, RFBT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 178,668 shares of the Stock.

     PRBT

     Acting through its sole trustee, PRBT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 178,669 shares of the Stock.

     SSBT

     Acting through its sole trustee, SSBT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 178,669 shares of the Stock.

     CFP

     Acting through its sole general partner, CFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 5,000 shares of the Stock.

     WPH

     Because of his positions as the sole trustee of each of MKCT, PAST, LDST, PDST, ADST, ARBS, and ARBL, and because of his direct ownership of 15,000 shares of the Stock, WPH has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 523,000 shares of the Stock.

     PS

     PS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 22,000 shares of the Stock.

     PAST

     Acting through its sole trustee, PAST has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 750 shares of the Stock.

     LDST

     Acting through its sole trustee, LDST has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 750 shares of the Stock.

     PDST

     Acting through its sole trustee, PDST has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 750 shares of the Stock.

     ADST

     Acting through its sole trustee, ADST has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 750 shares of the Stock.

     MSHT

     Acting through its sole trustee, MSHT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,000 shares of the Stock.


     WPHT

     Acting through its sole trustee, WPHT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,000 shares of the Stock.

     LCHT

     Acting through its sole trustee, LCHT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,000 shares of the Stock.

     ARBS

     Acting through its sole trustee, ARBS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 250,000 shares of the Stock.

     ARBL

     Acting through its sole trustee, ARBL has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 250,000 shares of the Stock.

     HBST

     Acting through its trustee, HBST has the sole power to vote or to direct the vote or to direct the disposition of 299,473 shares of the Stock.

     SBST

     Acting through its trustee, SBST has the sole power to vote or to direct the vote or to direct the disposition of 299,472 shares of the Stock.


     Controlling Persons

     SRB

     Because of his position as a trustee and the sole trustor of SRBMT and by virtue of his power to revoke same, SRB has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 896,188 shares of the Stock.

     WRG

     Because of his position as the sole general partner of WGCM and of WGCM III, WRG has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 274,999 shares of the Stock.

     MKCT

     Because of its position as the sole general partner of CFP, and acting through its sole trustee, MKCT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 5,000 shares of the Stock.

     WRC

     Because of his positions as the sole trustee of each of MSHT, WPHT and LCHT, WRC has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,000 shares of the Stock.

     PCIC

     As the trustee of HBST and SBST, PCIC has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 598,945 shares of the Stock.

     PCPC

     As the sole shareholder of PCIC, the trustee of HBST and SBST, PCPC has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 598,945 shares of the Stock.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     DATED:    February 5, 1999



                              COTHAM FAMILY PARTNERS, L.P.

                              By:  Matthew Kingston Cotham 1996
                                   Trust, General Partner

                              By:   /s/ William P. Hallman, Jr.
                                   William P. Hallman, Jr.,
                                        Sole Trustee



                               /s/ William P. Hallman, Jr.
                              William P. Hallman, Jr.,
                              Individually and as Sole Trustee
                              of each of the P. Andrew Sterling
                              1990 Trust, Lisa D. Sterling 1990
                              Trust, the Philip D. Sterling 1990
                              Trust A, the Alexandra D. Sterling
                              1990 Trust A, the Annie R. Bass
                              Grandson's Trust for Sid R. Bass,
                              and the Annie R. Bass Grandson's
                              Trust for Lee M. Bass

                              Attorney-in-Fact for:

                              LEE M. BASS (1)
                              Individually and as Sole Trustee of
                              each of the Ramona Frates Bass
                              1993 A Trust, the Perry R. Bass, II
                              1993 A Trust and the Sophie Seeligson
                              Bass 1993 A Trust




                               /s/ W. R. Cotham
                              W. R. Cotham,
                              As Sole Trustee of each of the Mary Susanna
                              Hallman 1992 Trust, the William P. Hallman,
                              III 1992 Trust and the Lee Caroline
                              Hallman 1992 Trust


                              Attorney-in-Fact for:

                              SID R. BASS MANAGEMENT TRUST (2)
                              WESLEY GUYLAY CAPITAL
                                 MANAGEMENT III, L.P. (3)
                              WESLEY GUYLAY CAPITAL MANAGEMENT, L.P. (4)
                              PETER STERLING (5)


                              PANTHER CITY INVESTMENT COMPANY
                              in its capacity as Trustee for
                              HYATT ANNE BASS SUCCESSOR TRUST
                              SAMANTHA SIMS BASS SUCCESSOR TRUST


                              By: /s/ W. R. Cotham
                                   W.R. Cotham, President


(1) A Power of Attorney authorizing William P. Hallman, Jr. to act on behalf of Lee M. Bass previously has been filed with the Securities and Exchange Commission.

(2) A Power of Attorney authorizing W. R. Cotham, et al., to act on behalf of Sid R. Bass Management Trust previously has been filed with the Securities and Exchange Commission.

(3) A Power of Attorney authorizing W. R. Cotham, et al., to act on behalf of Wesley Guylay Capital Management III, L.P. previously has been filed with the Securities and Exchange Commission.

(4) A Power of Attorney authorizing W. R. Cotham, et al., to act on behalf of Wesley Guylay Capital Management, L.P. previously has been filed with the Securities and Exchange Commission.

(5) A Power of Attorney authorizing W. R. Cotham, et al., to act on behalf Peter Sterling previously has been filed with the Securities and Exchange Commission.

                               EXHIBIT INDEX

EXHIBIT        DESCRIPTION

  99.1 Agreement and Power of Attorney pursuant to Rule 13d-1(k)(1)(iii), previously filed.